FORM 4

[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).


		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

		  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
	     Section 30(f) of the Investment Company Act of 1940

-----------------------------------------------------------------------------
1. Name and Address of Reporting Person |  2. Issuer Name and Ticker or
Barnett       Lawrence         R.       |     Trading Symbol
(Last)       (First)        (Middle)    |
    767 Fifth Avenue, 46th Floor        |     Chris-Craft Industries, Inc.
             (Street)                   |     (CCN)
New York       NY           10153       |------------------------------------
(City)       (State)        (Zip)       |  3. IRS or Social Security Number
                                        |     of Reporting Person (Voluntary)
                                        |
-----------------------------------------------------------------------------
4. Statement of Month/Year | 5. If Amendment, Date or Original (Month/Year)
                           |
   03/98                   |
-----------------------------------------------------------------------------
6. Relationship of Reporting Person   | 7.  Individual or Joint/Group Filing
    to Issuer (Check all applicable)  |
                                      | x  Form filed by one Reporting Person
 x    Director          x  10% Owner  |---
---                    ---            |
      Officer (give        Other      |    Form filed by more than one
---   title below)     --- (specify   |--- Reporting Person
                            below)    |
                                      |
-------------------------------------------------------------------------------
Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned


1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
   (Inst.3)                Date              Code               Acquired (A)       Securities          Form:           Indirect
			  (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially        Direct (D)      Beneficial
							       of (D) (Instr.     Owned at End        Indirect (I)    or Ownership
					     Code   V           3,4, and 5)        of Month           (Instr. 4)      (instr. 4)
										  (Instr. 3 and 4)
							    Amount   (A)  Price
								      or
								     (D)
Common Stock              03/24/98            M            2,604     A    $27.4956  3,657             D

-----------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

                 Table II-Derivative Securities Acquired, Disposed of,
                          or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code (Instr.    Derivative         Exercisable
    Security           of Derivative        (Month/        8)              Securities         and Expiration
    (Instr.3)          Security             Day/Year)                      Acquired (A)       Date
									   or Disposed        (Month/Day/Year)
									   (D) (Instr.3,
									   4 and 5)           Date        Expira-
											      Exercis-    tion
									  (A)      (D)        able        Date

Director stock option
  (right to buy)       $27.4956             3/24/98        M              --       2,604      4/22/93   4/21/98

7.Title and           8.Price of             9.Number of            10.Ownership     11.Nature
   Amount of             Derivative             Derivative              Form of          of
   Underlying            Security               Securities              Derivative       Indirect
   Securities            (Instr. 5)             Beneficially            Security:        Beneficial
   (Instr.3                                     Owned at End            Direct (D)       Ownership
   and 4)                                       of Month                or               (Instr.4)
						(Instr.4)               Indirect (I)
									(Instr.4)
Title           Number
		of Shares


Common
  stock         2,604        --                     -0-                     D

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

      /s/ Lawrence R. Barnett                  April 6, 1998
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date